Exhibit 10.1

COOPERATION AGREEMENT
This COOPERATION AGREEMENT (the “Agreement”), dated as of February 29, 2024, is made and entered into by and among INDEPENDENCE REALTY TRUST, INC., a Maryland corporation (the “Company”), ARGOSY-LIONBRIDGE REAL ESTATE SECURITIES, L.P. (“ALM”) and the other persons and entities listed on Schedule A hereto (collectively and together with ALM, the “Investor Group”), SAMUEL FOSTER, an individual, and MARION KIRWIN, an individual, each solely with respect to Sections 7 through 26 (together, the “Limited Purpose Parties”). The Company and the Investor Group are each herein referred to as a “party” and collectively, as the “parties”.
WHEREAS, the Company and the Investor Group have engaged in discussions regarding various matters concerning the Company, including matters concerning the Board of Directors of the Company (the “Board”); and
WHEREAS, the Company and the Investor Group believe that the best interests of the Company would be served at this time by, among other things, coming to an agreement with respect to the matters covered in this Agreement and by the Company and the Investor Group agreeing to the other covenants and obligations contained herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:
1.Representations and Warranties of the Company. The Company represents and warrants to ALM that (a) the Company has the corporate power and authority to execute the Agreement and to bind the Company to this Agreement; (b) as promptly as practicable and within thirty (30) days of the date hereof, the Company shall take all steps necessary under applicable law to prohibit the Company from electing to be subject to the provisions of Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), commonly referred to as the Maryland Unsolicited Takeovers Act, or MUTA, contained in Section 3-803, unless such election is first approved by the shareholders of the Company by the affirmative vote of at least a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of directors; (c) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (d) the execution, delivery and performance of this Agreement by the Company does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
2.Representations and Warranties of the Investor Group. The Investor Group, jointly and severally represents and warrants to the Company that (a)(i) as of the date of this Agreement, the Investor Group and each Related Person (as defined below) beneficially own, directly or indirectly, only the number of common shares of the Company, par value $0.01 per share (the “Common Shares”) as described opposite its name on Schedule A to this Agreement and such schedule includes each Investor Group member and all Related Persons that beneficially own any Common Shares; (a)(ii) as of the date of this Agreement, other than as disclosed opposite its name on Schedule A to this Agreement, the Investor Group and each Related Person does not currently have, and does not currently have any right to acquire, any interest in any other equity or debt securities of the Company or its subsidiaries (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or, any Synthetic Position (as defined below), or any other obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Shares, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and whether or not to be settled by delivery of Common Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) or any other interest in the Company or its subsidiaries described in Sections 5(a)(vii) and 5(a)(viii) and such schedule includes each Investor Group member and all Related Persons that have any interest of the type described in this clause (a)(ii); (b) this Agreement has been duly and validly authorized, executed and delivered by each member of the Investor Group, and constitutes a valid and binding obligation and agreement of each such member, enforceable against the such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) each member of the Investor Group has the authority to execute this Agreement on behalf of itself and to bind such member to the terms of this Agreement, including by virtue of having sole voting and dispositive power over all Common Shares and other interests in the Company and its subsidiaries as set forth opposite the name of such member of the Investor Group on Schedule A to this Agreement, if applicable; (d) each member of the Investor Group shall cause each of its Related Persons to comply with the terms of this Agreement; and (e) the execution, delivery and performance of this Agreement by each member of the Investor Group does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound. The Investor Group jointly and severally represents and warrants that no member of the Investor Group and no Related Person has any voting commitments (written or oral) with the New Independent Director (as defined below) as of the date hereof and agrees that no member of the Investor Group and no Related Person shall compensate or otherwise incentivize the New Independent Director for service or action on the Board or enter into voting commitments (written or oral) relating to the Company with any director or officer of the Company. The Investor Group jointly and severally represents and warrants that no member of the Investor Group and no Related Person has, directly or indirectly, any agreements, arrangements or understandings with any person (other than such agreements, arrangements or understandings among the Investor Group and its Related Persons previously disclosed to the Company in its notice of intention to nominate candidates to serve as directors of the Company and related materials, dated November 22, 2023 (the “Nomination Notice,” including any attachments and supplements made thereto) that are terminated pursuant to their terms automatically and concurrently with the execution of this Agreement) with respect to its investment in the Company or its subsidiaries, any strategic, capital, management or other operational matter with respect to the Company or its subsidiaries, any potential transaction involving the Company or its subsidiaries, or the acquisition, voting or disposition of any securities of the Company or its subsidiaries. The Investor Group jointly and severally represents and warrants that no member of the Investor Group and no Related Person has any control or influence over any compensation or other monetary payments to be received by the New Independent Director in connection with service as a director of the Company and that no member of the Investor Group and no Related Person is aware of any facts or circumstances that will prevent the New Independent Director from exercising independent judgment with respect to any matter involving the Company or items that may come before the Board or any of its committees. The Investor Group jointly and severally represents and warrants that the information previously provided to the Company by any member of the Investor Group or any Related Person, including all information in the Nomination Notice, is true, accurate and complete in all material respects.
3.Withdrawal of Nomination Notice and Related Matters. Effective immediately upon the execution of this Agreement:
(a)The Investor Group agrees that, during the Standstill Period (as defined below), it will not, and will cause its Related Persons not to, directly or indirectly, (i) nominate or recommend for nomination any person for election to the Board at any Election Meeting (as defined below), (ii) submit any proposal for consideration at, or bring any other business before, any meeting of shareholders of the Company, (iii) initiate, encourage or participate in any “vote no,” “withhold” or other campaign with respect to any meeting of shareholders of the Company, or (iv) publicly or privately encourage or support any other shareholder to take any of the actions described in this Section 3(a).
(b)The Investor Group, on behalf of itself and its Related Persons irrevocably withdraws (and shall be deemed to have so withdrawn) all director nominations and candidates and any related materials or notices submitted to the Company in connection therewith or related thereto, including the Nomination Notice; provided, that no such withdrawal shall invalidate or amend any representation or warranty with respect to the Nomination Notice or such other materials contained in this Agreement.
(c)The Investor Group, on behalf of itself and its Related Persons, hereby agrees that it will, and that it will cause its Related Persons to, immediately cease (and not resume) any and all efforts, direct or indirect, in furtherance of any solicitation (including any negative solicitation efforts) in connection with the 2024 Annual Meeting, the Company or the Company’s business, except for voting or directing the voting of Common Shares as permitted by Section 6 of this Agreement.
(d)The Investor Group, on behalf of itself and its Related Persons, hereby acknowledges that each of the agreements referenced in the Nomination Notice terminate pursuant to their terms automatically and concurrently with the execution of this Agreement and all counterparties to such agreements are released, including the New Independent Director, from their obligations therein (and shall be deemed upon execution of this Agreement to have so terminated and released). The Investor Group jointly and severally represents and warrants that there does not exist any other agreement with the New Independent Director or other proposed candidates for election which relate to the nomination or solicitation of proxies of director candidates for election or other matters to be considered at the 2024 Annual Meeting of Shareholders of the Company (the “2024 Annual Meeting”).
4.Board Matters.
(a)Board Matters. The Company agrees that promptly following the execution of this Agreement, and in any event no later than two (2) business days following the execution of this Agreement, the Board and the Nominating and Governance Committee of the Board shall take all necessary actions to increase the size of the Board from nine (9) directors to ten (10) directors and, in connection therewith, appoint Craig Macnab (the “New Independent Director”) to the Board as an independent director to fill the vacancy created by the expansion of the Board (the “Appointment Date”).
(b)Company Nomination of New Independent Director. During the Standstill Period, the Board, and all applicable committees of the Board, shall take all necessary actions to nominate and recommend the New Independent Director (or any Replacement Director (as defined below)) as a candidate for election to the Board at each meeting of shareholders of the Company at which directors are to be elected (an “Election Meeting”), and the Company agrees to recommend, support and solicit proxies for the election of the New Independent Director (or Replacement Director) at each such Election Meeting in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees.
(c)Service on Board Committees. The Board shall, subject to compliance with all applicable stock exchange rules, consider appropriate appointments for the New Independent Director (or Replacement Director) to applicable Board committees as it would consider such appointments for other Board candidates, taking into account the composition of the Board, committee assignments and the needs and independence and eligibility requirements of the committees.
(d)Board Policies and Procedures. Each party acknowledges that the New Independent Director (or Replacement Director) shall be governed by (i) all applicable laws and regulations, and (ii) all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board and shall be required to adhere strictly to the policies on confidentiality, insider trading and conflicts of interest imposed on all members of the Board. Each party acknowledges that the New Independent Director shall be required to provide the Company with such information and authorizations as reasonably requested from all members of the

Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely and accurate filing of the Company’s proxy statement and other periodic reports or legally required disclosures with the Securities and Exchange Commission (the “SEC”) and to applicable stock exchanges and regulatory authorities. The Company agrees that the New Independent Director shall receive the same compensation for service as a director as the compensation received by other non-management directors on the Board. The Company agrees that, upon appointment to the Board, the New Independent Director shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board and (iii) such other benefits on the same basis as all other non-management directors on the Board.
(e)Director Replacements. During the Standstill Period, if the New Independent Director is, solely due to his death or permanent incapacitation, no longer serving or able to serve as a director, and so long as the Investor Group continuously beneficially owns in the aggregate at least the lesser of (i) 0.3% of the then-outstanding Common Shares and (ii) 700,938 Common Shares (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), then the Company and the Investor Group shall cooperate in good faith to identify and mutually agree upon a substitute director (any such substitute director, a “Replacement Director”), and the Board shall take such actions as are necessary to appoint such Replacement Director to serve as a director of the Company for the remainder of the New Independent Director’s term. As a condition to such Replacement Director’s appointment to the Board, such Replacement Director shall (i) qualify as “independent” pursuant to the NYSE’s listing standards, the Company’s Corporate Governance Guidelines, and SEC rules and regulations, (ii) not be an employee of, and shall be independent from, any member of the Investor Group or its Related Persons, (iii) not be an individual who was previously nominated for election to the Board pursuant to the Nomination Notice, and (iv) if the Company desires, (a) submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire, (b) consent to a customary background check. The Board shall, subject to compliance with all applicable stock exchange rules, consider appropriate appointments for the Replacement Director to applicable Board committees as it would consider such appointments for other Board candidates, taking into account the composition of the Board, committee assignments and the needs and independence and eligibility requirements of the committees. Any Replacement Director designated pursuant to this Section 4(e) replacing the New Independent Director prior to the mailing or delivery by notice and access of the Company’s definitive proxy statement for the 2024 Annual Meeting shall stand for election at the 2024 Annual Meeting together with the Company’s other director nominees. Upon a Replacement Director’s appointment to the Board, such Replacement Director shall be deemed to be the New Independent Director for all purposes under this Agreement.
5.Standstill.
(a)Except as otherwise set forth in or permitted by this Agreement, from the date of this Agreement until the expiration of the Standstill Period (as defined below), each member of the Investor Group shall not, and shall cause its respective Affiliates, Associates, principals, directors, general partners, officers, employees and, to the extent acting on behalf or at the direction of any of the foregoing, agents and other representatives (collectively, the “Related Persons” and each a “Related Person”) not to, directly or indirectly, without the prior written approval of the Board:
(i)engage in any solicitation of proxies or written consents to vote (or withhold the vote of) any voting securities of the Company, or conduct any binding or nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote (or withhold the vote of) any securities of the Company;
(ii)grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of shareholders) or deposit any voting securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);
(iii)engage in any course of conduct with the purpose of causing shareholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s shareholders for their vote at any meeting of the Company’s shareholders or by written consent;
(iv)call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, or action by consent resolutions, whether or not such a meeting or consent is permitted by the Articles of Restatement of the Company, as amended (the “Articles”) or the Amended and Restated Bylaws of the Company (the “Bylaws”), including any “town hall meeting”;
(v)act, seek, facilitate or encourage any person to submit nominations or proposals, whether in furtherance of a “contested solicitation” or otherwise, for the appointment, election or removal of directors or otherwise with respect to the Company or seek, facilitate, encourage or take any other action with respect to the appointment, election or removal of any directors;
(vi)make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in, separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation submit a proposal or offer for, or make any communication in opposition to (A) any form of business combination or acquisition or other transaction relating to assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries, (C) any form of tender or exchange offer for the Common Shares, whether or not such transaction involves a change of control of the Company, or any securities or debt of any of the Company’s subsidiaries, (D) any financing transaction involving the Company or any of its subsidiaries, or (E) any liquidation or dissolution of the Company or any of its subsidiaries;
(vii)(A) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, through swap or hedging transactions or other Synthetic Position, or otherwise (the taking of any such action, an “Acquisition”), any ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of, or interest in, any securities or assets of the Company such that after giving effect to any such Acquisition, the Investor Group or any of its Related Persons holds, directly or indirectly, in excess of a 2.0% interest in the then-outstanding securities of the Company, (B) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, any interest in any indebtedness of the Company, or (C) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any assets or liabilities of the Company or any right or option to acquire any such asset or liabilities from any person, in each case in this clause (C) other than securities of the Company, and in each case in this paragraph (vii), other than by way of distributions or offerings made available to holders of Common Shares generally on a pro rata basis or pursuant to an Extraordinary Transaction (as defined in Section 6).
(viii)engage in any short sale, forward contract or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-

based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;
(ix)seek to advise, encourage, support or influence any person with respect to the voting of (or execution of a written consent in respect of), acquisition of or disposition of any securities of the Company or its subsidiaries;
(x)other than in open market sale transactions whereby the identity of the purchaser is not known, sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by the Investor Group or any Related Person to any Third Party that, to the Investor Group’s knowledge (after due inquiry, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including, but not limited to, information in documents filed with the SEC), (A) is an Activist Shareholder or (B) would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership of, in the aggregate, more than 4.9% of the shares of voting securities of the Company outstanding at such time or would increase the beneficial ownership interest of any Third Party who, collectively with its Affiliates and Associates, has a beneficial or other ownership interest of, in the aggregate, more than 4.9% of the shares of voting securities of the Company outstanding at such time, except for Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism;
(xi)take any action in support of or make any proposal or request that constitutes (or would constitute if taken), or make any statement or have a discussion with any known shareholder of the Company concerning or with the effect of: (A) advising, controlling, changing or influencing the Board or management of the Company and its subsidiaries, including any plans or proposals to change the voting standard with respect to director elections, number or term of directors or to fill any vacancies on the Board, (B) any change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of the Company or its subsidiaries, (C) any other change in the Company’s or its subsidiaries’ management, business, or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Articles or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(xii)pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, communicate with shareholders of the Company or others;
(xiii)form, join or in any other way participate in any partnership, limited partnership, syndicate or “group” (within the meaning of Section 13(d)(3) of the Exchange Act or otherwise) with respect to the Company or its securities (other than with members of the Investor Group);
(xiv)demand a copy of the Company’s list of shareholders or its other books and records or make any request under Sections 2-512 and 2-513 of the MGCL or other applicable legal provisions regarding inspection of books and records or other materials (including stocklist materials) of the Company or any of its subsidiaries;

(xv)commence, encourage, join as a party, solicit or support any litigation, arbitration, derivative action in the name of the Company or any class action or other proceeding against or involving the Company or any of its current or former Company Related Persons (as defined below);
(xvi)make or publicly advance any request or submit any proposal, directly or indirectly, to amend, modify or waive the terms of this Section 5 other than through non-public communications with the Company, which the Company may accept or reject in its sole and absolute discretion, that would not trigger public disclosure obligations for any member of the Investor Group or its Related Persons or reasonably be expected to trigger public disclosure obligations for the Company or any Company Related Persons; or
(xvii)enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any action the Investor Group is prohibited from taking pursuant to this Section 5, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.
Notwithstanding the foregoing, nothing in this Section 5 or elsewhere in this Agreement shall prohibit or restrict the Investor Group or its Related Persons from (A) communicating privately with members of the Board or executive officers of the Company regarding any matter, so long as such communications are not intended to and would not require any public disclosure of such communications; or (B) privately communicating to any of the Investor Group’s current investors publicly available factual information regarding the Company (it being understood by the Investor Group and its current investors that such communications are to be confidential communications). The Investor Group shall not, and shall cause its Related Persons not to, seek to do, directly or indirectly, through any director of the Company or other individual, anything that would be prohibited under this Agreement if done by the Investor Group or any Related Person.
(b)    For purposes of this Agreement:
(i)“Activist Shareholder” shall mean, as of any date of determination, a person that has, directly or indirectly through its Affiliates or Associates, whether individually or as a member of a group (within the meaning of Section 13(d)(3) of the Exchange Act or otherwise), within the three-year period immediately preceding such date of determination: (1) called or publicly sought to call a meeting of the shareholders or other equityholders of any person not publicly approved (at the time of the first such action) by the board of directors or similar governing body of such person, (2) publicly initiated any proposal for action by shareholders or other equityholders of any person initially publicly opposed by the board of directors or similar governing body of such person, (3) publicly sought election to, or to place a director or representative on, the board of directors or similar governing body of a person, or publicly sought the removal of a director or other representative from such board of directors or similar governing body, in each case which election or removal was not recommended or approved publicly (at the time such election or removal is first sought) by the board of directors or similar governing body of a person, or (4) publicly disclosed any intention, plan or arrangement to do any of the foregoing;
(ii)“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;
(iii)“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(iv)“beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;
(v)“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;
(vi)“Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the date that is thirty (30) calendar days prior to the last day of the advance notice period for the submission by shareholders of non-proxy access director nominations for the Company’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) pursuant to the Bylaws; provided, however¸ that the Standstill Period shall automatically be extended until the date that is thirty (30) days prior to the last day of the advance notice period for the submission by shareholders of non-proxy access director nominations for the Company’s 2026 Annual Meeting of Shareholders pursuant to the Bylaws unless (1) the New Independent Director has been since the Appointment Date and is a member of the Board as of the date that is forty-five (45) calendar days prior to the last day of the advance notice period for the submission by shareholders of non-proxy access director nominations for the 2025 Annual Meeting pursuant to the Bylaws (the “Recertification Date”), (2) the New Independent Director has been since the Appointment Date and is as of the Recertification Date in strict compliance with the obligations set forth in Section 4(d), (3) the New Independent Director has, on or before the Recertification Date, certified in writing to the Company that the New Independent Director is willing to stand for election at the 2025 Annual Meeting and to serve as a director for an entire term if elected, and (4) if the conditions set forth in subsections (1), (2) and (3) above have been satisfied, on or before the date that is ten (10) days after the Recertification Date the Board has not committed in writing to nominate the New Independent Director as part of the Company’s slate of director for election at the 2025 Annual Meeting. For the avoidance of doubt, the automatic extension shall apply if the New Independent Director fails to be elected at the 2024 Annual Meeting or the 2025 Annual Meeting, resigns from the Board, fails to serve an entire term or is no longer a member of the Board due to death (subject to Section 4(e)), permanent incapacitation (subject to Section 4(e)), resignation, disqualification, removal or any other reason;
(vii)“Synthetic Position” shall mean any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and
(viii)“Third Party” shall mean any person that is not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) an Affiliate or Associate of the Investor Group who has previously executed a joinder to this Agreement agreeing to all obligations of the Investor Group hereunder and providing all the representations and warranties and corresponding disclosure of the Investor Group hereunder.

(c)    Within five (5) business days of the end of each fiscal quarter during the Standstill Period and at any time during the Standstill Period within five (5) business days of a written request from the Company to the Investor Group, the Investor Group will provide the Company with information (including the date of acquisition or disposition) regarding the amount of any debt and equity securities of the Company and its subsidiaries beneficially owned by each member of the Investor Group and each Related Person or any other interest in the Company or its subsidiaries described in Section 5(a)(vii).
6.Voting. At each annual and special meeting of shareholders held prior to the expiration of the Standstill Period (and at any action taken by consent of shareholders during such period), the Investor Group agrees to (i) appear at such shareholders’ meeting or otherwise cause all Common Shares beneficially owned by the Investor Group and its Related Persons to be counted as present for purposes of establishing a quorum; (ii) vote, or cause to be voted, all Common Shares beneficially owned by the Investor Group and its Related Persons on the Company’s proxy card or voting instruction form (a) in favor of each of the directors nominated by the Board and recommended by the Board in the election of directors and against any proposals to remove any such members of the Board, (b) against any nominees to serve on the Board that have not been recommended by the Board, and (c) with respect to all other matters other than a Voting Exempt Matter, in accordance with the Board’s recommendations as identified in the Company’s proxy statement; and (iii) not execute any proxy card or voting instruction form in respect of such shareholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board (such proxy card and/or form, the “Company’s Card”); provided, that with respect to any Voting Exempt Matter, Investor Group shall have the ability to vote freely on the Company’s Card, so long as the Investor Group does not publicly disclose such vote. For purposes of this Section 6, a “Voting Exempt Matter” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a person that, in each case, results in a change in control of the Company or the sale of substantially all of the Company’s and its subsidiaries’ aggregate assets. During the Standstill Period, not later than five (5) business days prior to each of the Company’s meetings of shareholders, the Investor Group shall vote in accordance with this Section 6 and shall not revoke or change any such vote.
7.Mutual Non-Disparagement.
(a)The Investor Group and the Limited Purpose Parties agree that, until the expiration of the Standstill Period, the Investor Group and the Limited Purpose Parties will not, and the Investor Group will cause each of its Related Persons not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory towards, or critical of, the Company or any of its past or present directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Related Persons”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or the Company Related Persons, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, any Company Related Person or the Company’s business; provided, however, that the foregoing shall not prevent the Investor Group, its Related Persons or the Limited Purpose Parties from privately communicating to the Board factual information based on publicly available information.
(b)The Company agrees that, until the expiration of the Standstill Period, it will not, and it will cause the Company Related Persons not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, or take any action that is intended to result in a public statement of any kind, that might reasonably be construed to be derogatory towards, or critical of, the Investor Group or any of its Related Persons, or the Limited Purpose Parties, or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Investor Group or its Related Persons, or the Limited Purpose Parties, or to malign, harm, disparage, defame or damage the reputation or good name of the Investor Group, any Related Person, the Limited Purpose Parties or the Investor Group’s or its Related Persons’ or the Limited Purpose Parties’ businesses; provided, however, that the foregoing shall not prevent private communications to the Investor Group or its Related Persons of factual information based on publicly available information.
(c)Notwithstanding the foregoing, nothing in Section 5, this Section 7, Section 8 or elsewhere in this Agreement shall prohibit any party to this Agreement from making any statement or disclosure required under the federal securities laws or other applicable laws, rules or regulations so long as such requirement is not due to a breach by any party of this Agreement or to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought; provided, that (i) such party must, to the extent legally permissible, (x) provide written notice to the other party at least five (5) business days prior to making any such statement or disclosure, (y) shall reasonably consider any comments of the other party and (ii) the disclosing party may in its sole discretion (and at its cost) seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and the other party will reasonably cooperate with the Company to obtain any such protective order or other remedy. The limitations set forth in Sections 7(a) and 7(b) shall not prevent any party to this Agreement or any Limited Purpose Party from responding to any public statement made by the other party or any Limited Purpose Party of the nature described in Sections 7(a) and 7(b) if such statement by the other party or Limited Purpose Party was made in breach of this Agreement.
8.Public Announcements.
(a)No later than the first business day following the execution of this Agreement, the Company shall issue a press release mutually agreed by the Company and ALM (the “Press Release”) announcing this Agreement, substantially in the form attached to this Agreement as Exhibit A. Prior to the issuance of the Press Release, the Company shall not and shall cause the Company Related Persons not to and the Investor Group shall not and shall cause the Related Persons not to, and the Limited Purpose Parties shall not, issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure relating to such action without the prior written consent of the Company or ALM, as applicable. The Company shall not, and shall cause the Company Related Persons not to, and the Investor Group shall not, and shall cause the Related Persons not to, and the Limited Purpose Parties shall not make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release or the terms of this Agreement.
(b)No later than four (4) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the appointment of the New Independent Director and appending or incorporating by reference this Agreement as an exhibit.
(c)The Investor Group and Limited Purpose Parties shall not, and the Investor Group shall cause its Related Persons not to, during the Standstill Period, (i) issue a press release regarding the Company or in connection with this Agreement or the actions contemplated by this Agreement or (ii) otherwise make any public disclosure or announcement with respect to the Company or this Agreement or the actions contemplated by this Agreement that is inconsistent with the terms of this Agreement or in violation of the obligations set forth in Section 5 or Section 7, in each case without the prior written consent of the Company, which may be withheld at the Company’s sole discretion.
9.Specific Performance. It is understood and agreed that money damages would not be an adequate remedy for any breach of this Agreement by any party to this Agreement or the Limited Purpose Parties and the non-breaching party to this Agreement or the Limited Purpose Parties shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by the non-breaching parties or the Limited Purpose Parties, but shall be in addition to all other remedies available at law or equity to the non-breaching party or the Limited Purpose Parties. The parties to this Agreement and the Limited Purpose Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and the parties to this Agreement and the Limited Purpose Parties agree to waive any requirements for the securing or posting of any bond in connection with such remedy.
10.Related Persons. The Investor Group shall cause any Related Persons to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Related Person. A breach of this Agreement by any Related Person, if such Related Person is not a party to this Agreement, shall be deemed to occur if such Related Person engages in conduct that would constitute a breach of this Agreement if such Related Person was a party to the same extent as any member of the Investor Group.
11.Termination.
(a)Unless otherwise mutually agreed in writing by each party, this Agreement shall terminate on the earliest to occur of (i) the termination of the Standstill Period and (ii) the consummation of an Extraordinary Transaction.
(b)If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve a party from liability for any breach of this Agreement prior to such termination.
(c)Notwithstanding the foregoing terms of this Section 11, Section 9 and Section 12 through Section 26 shall survive the termination of this Agreement.
12.Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), provided that such email notice is accompanied by a notice delivered pursuant to either clause (i) or (iii) within twenty-four (24) hours of email receipt; or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and email addresses for such communications shall be:
If to the Company:
Independence Realty Trust, Inc.
1835 Market Street, Suite 2601
Philadelphia, Pennsylvania 19103
Attention: Shelle Weisbaum, General Counsel
Email: sweisbaum@irtliving.com
with copies (which shall not constitute notice) to:
Latham & Watkins
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attn: Christopher R. Drewry
Email: christopher.drewry@lw.com
Troutman Pepper Hamilton Sanders LLP
Two Logan Square
Eighteen and Arch Streets
Philadelphia, PA 19103
Attention: Michael Friedman, Esq.
Email: michael.h.friedman@troutman.com

If to the Investor Group or the Limited Purpose Parties:
Argosy-Lionbridge Management, LLC
230 Park Avenue, Suite 922
New York, NY 10169
Attention: Greg Morillo
Email: gmorillo@argosylbm.com
with copies (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn: Andrew M. Freedman
Ian Engoron
Email: AFreedman@olshanlaw.com
IEngoron@olshanlaw.com
13.Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to any conflict of laws provisions thereof.
14.Jurisdiction. Each party to this Agreement agrees, on behalf of itself and its Affiliates and Associates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement will be brought solely and exclusively in any state or federal court in the State of Maryland (and the parties agree not to commence any action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 12 will be effective service of process for any such action, suit or proceeding brought against any party in any such Maryland court. Each party, on behalf of itself and its Affiliates and Associates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement, in any state or federal court in the State of Maryland, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such Maryland court that any such action, suit or proceeding brought in any such Maryland court has been brought in an improper or inconvenient forum.
15.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.
16.Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth in this Agreement.
17.Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
18.Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.
19.Remedies. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law or equity.
20.Construction. Each of the parties to this Agreement acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.
21.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
22.Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, on the one hand, and ALM, on the other hand.
23.Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable solely by the parties hereto and successors thereto. No party may assign (by operation of law or otherwise) this Agreement or any rights or obligations hereunder without, with respect to any member of the Investor Group, the express prior written consent of the Company, and with respect to the Company, the prior written consent of ALM, and any assignment in contravention of the foregoing shall be null and avoid. Prior to entering into any agreement, arrangement or understanding with respect to, or effecting, any form of business combination or acquisition or other transaction relating to assets or securities of any member of the Investor Group, any form of restructuring, recapitalization or similar transaction with respect to any member of the Investor Group, any form of tender or exchange offer of any member of the Investor Group, or any liquidation of dissolution of any member of the Investor Group, in each case in one or a series of transactions, that does not directly result in the assumption of the obligations of the Investor Group under this Agreement, ALM will notify the Company and will arrange in connection therewith alternative means of providing for the obligations of the Investor Group in this Agreement, including by the assumption of such obligations by another party.
24.No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.
25.Counterparts; Facsimile / Electronic Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
26.Expenses. Each of the Company, the Investor Group, and the Limited Purpose Parties shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the matters contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group for its reasonable documented out-of-pocket fees and expenses incurred in connection with the Investor Group’s involvement with the Company prior to the date hereof and the negotiation and execution of this Agreement in an amount not to exceed $100,000.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

INDEPENDENCE REALTY TRUST, INC.

By:	/s/ Scott Schaeffer
Name:	Scott Schaeffer
Title:	Chief Executive Officer and President

ALM PARTIES:

Argosy-Lionbridge Real Estate Securities L.P.

By:	Argosy-Lionsbridge GP, LLC, its general partner

By:	/s/ Gregory Morillo
Name:	Gregory Morillo
Title:	Managing Member
Lionbridge Capital, LP

By:	Lionbridge GP, LLC, its general partner

By:	/s/ Gregory Morillo
Name:	Gregory Morillo
Title:	Managing Member
Lionbridge Capital I, LP

By:	Lionbridge Capital GP, LLC, its general partner

By:	/s/ Gregory Morillo
Name:	Gregory Morillo
Title:	Managing Member
Lionbridge Capital Offshore Fund LTD

By:	Lionbridge Capital GP, LLC, its general partner

By:	/s/ Gregory Morillo
Name:	Gregory Morillo
Title:	Managing Member
Argosy-Lionbridge GP, LLC

By:	/s/ Gregory Morillo
Name:	Gregory Morillo
Title:	Managing Member
Lionbridge GP, LLC

By:	/s/ Gregory Morillo
Name:	Gregory Morillo
Title:	Managing Member

Lionbridge Capital GP, LLC

By:	/s/ Gregory Morillo
Name:	Gregory Morillo
Title:	Managing Member
Argosy-Lionbridge Management, LLC

By:	/s/ Gregory Morillo
Name:	Gregory Morillo
Title:	Managing Member

/s/ John Kirwin, III
John Kirwin, III

/s/ David Butler
David Butler

/s/ Gregory Morillo
Gregory Morillo

/s/ Andrew Stewart
Andrew Stewart

Limited Purpose Parties

/s/ Samuel Foster
Samuel Foster

/s/ Marion Kirwin
Marion Kirwin

SCHEDULE A
ALM PARTIES

Party	Beneficial Ownership
Argosy-Lionbridge Real Estate Securities, L.P.	185,210 Common Shares directly beneficially owned

Lionbridge Capital, LP	0 Common Shares beneficially owned

Lionbridge Capital I, LP	114,000 Common Shares directly beneficially owned

Lionbridge GP, LLC	0 Common Shares beneficially owned

Lionbridge Capital GP, LLC	114,000 Common Shares beneficially owned

Lionbridge Capital Offshore Fund LTD	114,000 Common Shares beneficially owned

Argosy Real Estate Partners V, L.P.	368,465 Common Shares directly beneficially owned

Argosy Real Estate Partners V GP, LLC	368,465 Common Shares beneficially owned

Argosy-Lionbridge GP, LLC	185,210 Common Shares beneficially owned

Argosy-Lionbridge Management, LLC	1,401,875 Common Shares beneficially owned

David Butler	1,401,875 Common Shares beneficially owned

Gregory Morillo	1,401,875 Common Shares beneficially owned

Andrew Stewart	1,401,875 Common Shares beneficially owned

John Kirwin, III	570,475 Common Shares beneficially owned (including 16,800 Common Shares directly beneficially owned)* *Mr. Kirwin’s spouse is the beneficial owner of an additional 11,280 Common Shares

EXHIBIT A
FORM OF PRESS RELEASE
NOT FOR IMMEDIATE RELEASE

(See attached)